EXHIBIT 10.1
September 7, 2006
James Merritt, M.D.
5285 Toscana Way, Apt. 8311
San Diego, California 92122
Dear James:
ADVENTRX Pharmaceuticals, Inc. is pleased to offer you full-time employment on the terms and conditions stated in this letter agreement. We would employ you as President and Chief Medical Officer reporting to Evan Levine, Chief Executive Officer. Your responsibilities would include the following:
1. Position Responsibilities:
•	Develops goals, operating plans, policies, and short and long-range objectives for the company.
•	Directs, monitors, and leads the staff in the development and implementation of strategies, business plan, budget, and work plans to achieve company’s vision and mission.
•	Responsible for overseeing all aspects of staff administration, including hiring, terminations, salary administration, job descriptions, regular staff meetings, performance evaluations, office policy and procedures and a timely form of communication with support staff.
•	Coordinates with the company’s Scientific Advisory Board.
•	Represents the company on scientific and technical matters at internal and external functions, to the financial community, partners, stakeholders, major customers, government agencies, and the general public.
•	Manages the company’s portfolio of products and facilitates go/no decisions at each stage of product development.
•	Develops the company’s research and development team through training and headcount growth, as appropriate.
•	Supports the business development team on the technical due diligence associated with investor relations, in-licensing, acquisitions, and co-development agreements.
•	Works closely with legal advisors on enriching and optimizing the company’s intellectual property portfolio.
•	Works closely with the clinical and regulatory team to ensure appropriate preparation and submission of regulatory documents.
•	Responsible for the overall functions of Clinical, Research & Development, Regulatory, Business Development, Sales & Marketing, Facility & Operations, Administration and Human Resources.
•	Perform other duties consistent with your positions as requested by the Chief Executive Officer.
2. General Responsibilities:
•	Operate to the highest ethical and moral standards.
•	Comply with our policies and procedures.
•	Adhere to quality standards set by regulations, and our policies, procedures and mission.

James Merritt, M.D.
September 7, 2006

•	Communicate effectively with supervisors, colleagues and subordinates. Be committed to team effort and be willing to assist in unrelated job areas when called upon.
•	Provide administrative leadership for us and provide knowledge-based expertise in related areas that can be applied to meeting the strategic goals.
•	Travel as needed.
3. We would initially compensate you at the rate of $325,000 per year, less payroll deductions and withholding, payable in accordance with our payroll policies. We will review your base salary from time to time (but no less frequently than annually) in accordance with our procedures for increasing salaries of similarly situated executives.
4. We would recommend that our Board of Directors grant you an incentive stock option to purchase up to 300,000 shares of our common stock under our 2005 Equity Incentive Plan pursuant to a Stock Option Agreement in substantially the form attached hereto as Exhibit A (the “Stock Option Agreement”). Please note that the grant date, vesting commencement date and exercise price of this option will be determined by our Board of Directors, or a committee thereof. There would also be the possibility of receiving additional stock options in the future based upon your performance and our overall success.
5. In addition and subject to the remainder of this section 5 and section 6, in the event of your Involuntary Termination (as defined in the Stock Option Agreement) (a) you will receive an amount equal to your base salary for the 6-month period immediately prior to the effective date of such Involuntary Termination, payable in 6 substantially equal installments over the 6-month period following such effective date and (b) we will pay all costs that we would otherwise have incurred to maintain your health, welfare and retirement benefits if you had continued to render services to us for 6 continuous months after such effective date. Prior to your receipt of any payment or benefit provided by this section 5, you must execute a “mutual release” in substantially the form attached hereto as Exhibit B, as such may be revised by the Company, acting reasonably, to reflect changes in legal requirements, or such other form as may be mutually agreed to by you and the Company. Such release will specifically relate to all of your rights and claims and the Company’s rights and claims in existence at the time of such execution and will confirm your obligations under the Company Confidentiality Agreement (as defined in Section 9 below). It is understood that you will have a certain period to consider whether to execute such release, and you may revoke such release within 7 business days after execution. In the event you do not execute such release within the applicable period, or if you revoke such release within the subsequent 7-business-day period, you will not be entitled to the payments and benefits described in this section 5.
6. You acknowledge and agree that any payment to be made or benefit to be provided to you pursuant to section 5 will be delayed to the extent necessary for this letter agreement and such payment or benefit to comply with Section 409A of the Internal Revenue Code (“Section 409A”); provided that, if any payment to be made or benefit to be provided to you is delayed as a result of this section 6, such payment or benefit will be paid to you in a lump-sum as soon as permitted under Section 409A. In addition, if we reasonably determine that a change in applicable law following the date set forth above causes the payments to be made or benefits to be provided to be payable to you without delay but in another manner that complies with Section 409A, you and we agree to amend this letter agreement to reform the payment provisions set forth in section 5 to provide to you economic benefits that are as close as reasonably possible to

James Merritt, M.D.
September 7, 2006

those contemplated by section 5 but that still comply with Section 409A. Subject to the foregoing, this letter agreement will be interpreted, construed and administered in a manner that satisfies the requirements of Section 409A. Any provision of this letter agreement to the contrary notwithstanding, we may adopt such amendments to this letter agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that we determine are necessary to comply with the requirements of Section 409A; provided, that, prior to taking any such action, we will confer with you and take your input into account in good faith.
7. As an our employee, you would be entitled to participate in our medical, dental, life insurance and 401(k) programs on the same terms as our other full-time employees. These programs as well as other employee benefits and policies are described in further detail in our Policies and Procedures Manual. We reserve the right to modify or amend at our sole discretion the terms of any and all employee benefit programs from time to time without advance notice to our employees. Notwithstanding our employee vacation policy set forth in the Policies and Procedures Manual, you would be entitled to 30 vacation days per year which would accrue in accordance with our general vacation accrual policy.
8. Your employment with us would be “at will” and not for a specified term. We make no express or implied commitment that your employment will have a minimum or fixed term, that we may take adverse employment action only for cause or that your employment is terminable only for cause. We may terminate your employment with or without cause and with or without advance notice at any time and for any reason. Any contrary representations or agreements that may have been made to you are superseded by this letter agreement. The at-will nature of your employment described by this letter agreement shall constitute the entire agreement between you and ADVENTRX concerning the nature and duration of your employment. Although your job duties, title and compensation and benefits may change over time, the at-will nature of your employment with us can only be changed in a written agreement signed by you and our CEO.
9. Our proprietary rights and confidential information are among our most important assets. In addition to signing this letter agreement as a condition to your employment, you must also sign the Company’s current Confidential Information, Non-Solicitation and Invention Assignment Agreement (the “Company Confidentiality Agreement”).
10. We require that in the course of your employment with us that you not use or disclose to us any confidential information, including trade secrets, of any former employer or other person to whom you have had an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by us. During our discussions about your proposed job duties, you assured us that you would be able to perform those duties within the guidelines just described. Accordingly, you further agree that you will not bring on to our premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.
11. As an employee, we require that you comply with all of our policies and procedures, including, without limitation, our Code of Business Conduct and Ethics, a copy of which will, at

James Merritt, M.D.
September 7, 2006

your request, be provided to you prior to your beginning work with us. You may be required to sign certain documents acknowledging your receipt and understanding of our policies and procedures. Violation of any or our policies or procedures would be cause for disciplinary action including termination.
12. Your employment with us is also conditioned upon your ability to provide adequate documentation of your legal right to work in the United States, as well as educational credentials, and successful completion of our reference checking process. If you make any misrepresentations to us or omit to state a material fact necessary in order to make another statement made not misleading, we may void this letter agreement or, if you are already employed, terminate your employment.
13. Any controversy, claim or dispute between you and the company concerning this letter agreement or documents attached hereto, your employment or the severance of your employment shall be finally settled by arbitration held in San Diego, California by one (1) arbitrator in accordance with the rules of employment arbitration then followed by the American Arbitration Association or any successor to the functions thereof. The arbitrator shall apply California law (as applied to agreements between California residents entered into and to be performed entirely within California) in the resolution of all controversies, claims and disputes and shall have the right and authority to determine how his or her decision or determination as to each issue or matter in dispute may be implemented or enforced. Any decision or award of the arbitrator shall be final and conclusive on the parties. The parties shall bear equally all costs of the arbitrator in any action brought under this section 13 unless otherwise required by law (in which case such costs will be borne as required by law).
14. In the event of any dispute related to or based upon this letter agreement or documents attached hereto, the arbitrator has the right to allocate between the parties, as the arbitrator may determine, the costs of the arbitrator (unless the allocation of the costs of the arbitration are otherwise mandated by law) and the reasonable costs and expenses (including reasonable attorneys’ fees and costs) of each party incurred in connection with such arbitration.
15. This letter agreement and documents attached hereto shall be governed pursuant to the laws of the State of California as applied to agreements between California residents entered into and to be performed entirely within California.
16. If any portion of this letter agreement shall, for any reason, be held invalid or unenforceable, or contrary to public policy or any law, the remainder of this letter agreement shall not be affected by such invalidity or unenforceability, but shall remain in full force and effect, as if the invalid or unenforceable term or portion thereof had not existed within this letter agreement.

James Merritt, M.D.
September 7, 2006

17. If you accept the terms and conditions set forth in this letter agreement, we would like you to begin full time work with us on September 7, 2006, and this letter agreement will be effective as of such date. I look forward to you joining us and being an integral and important part of our team. Please sign below to accept this offer and return the fully executed letter to me within five business days. You should keep one copy of this letter for your own records.
Sincerely,

ADVENTRX Pharmaceuticals, Inc.	ACCEPTED AND AGREED:

/s/ Evan Levine
Evan Levine	/s/ James Merritt

Chief Executive Officer	James Merritt, M.D.

Date: September 7, 2006

James Merritt, M.D.
September 7, 2006

Exhibit A
STOCK OPTION AGREEMENT

James Merritt, M.D.
September 7, 2006

Exhibit B
RELEASE

EXHIBIT A
Stock Option Agreement
     ADVENTRX Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and the undersigned person (“Optionee”) have entered into this Stock Option Agreement (this “Agreement”) effective as of the Grant Date set forth below. The Company has granted to Optionee the option (the “Option”) to purchase the number of shares (the “Shares”) of common stock, par value $0.001 per share, of the Company (“Common Stock”) set forth below at the per Share purchase price (the “Exercise Price”) set forth below, pursuant to the terms of this Agreement. The Option was granted under the Company’s 2005 Equity Incentive Plan (the “Plan”).

Optionee Name:	James Merritt
Grant Date:	MM/DD/YYYY
Vesting Commencement Date:	MM/DD/YYYY
Shares:	300,000
Exercise Price:	$X.XX
1. Terms of Plan. All capitalized terms used in this Agreement and not otherwise defined shall have the meanings ascribed thereto in the Plan. Optionee confirms and acknowledges that Optionee has received and reviewed copies of the Plan and the Information Statement, dated July 13, 2005, with respect to the Plan. Optionee and the Company agree that the terms and conditions of the Plan are incorporated in this Agreement by this reference.
2. Nature of the Option. The Option has been granted as an incentive to Optionee’s Continuous Service, and is in all respects subject to such Continuous Service and all other terms and conditions of this Agreement. The Option is intended to be an Incentive Option within the meaning of the Plan.
3. Vesting and Exercise of Option. The Option shall vest and become exercisable during its term in accordance with the following provisions:
     (a) Vesting and Right of Exercise.
(i) The Option shall vest and become exercisable with respect to one forty-eighth of the Shares on each successive monthly anniversary of the Vesting Commencement Date until all of the Shares have vested, subject to Optionee’s Continuous Service; provided, however, that, in the event of an Involuntary Termination (as defined in Section 10 below) but subject to Optionee’s timely execution of the release (the “Release”) referred to in that certain letter agreement, dated September 7, 2006, by and between the Company and Optionee offering employment to Optionee (the “Offer Letter”) and Optionee’s not revoking the Release as described in the Offer Letter, the Option shall vest and become exercisable, effective immediately prior to the effective date of such Involuntary Termination, with respect to that number of the Shares that would have vested and become exercisable had Optionee remained in Continuous Service for 6 months following the effective date of such Involuntary Termination.
(ii) In the event of Optionee’s death, disability or other termination of Optionee’s Continuous Service, the Option shall be exercisable in the manner and to the extent provided in Section 6.3 of the Plan; provided, however, that, anything in Section 6.3(a)(i) to the contrary notwithstanding but subject to Optionee’s timely execution of the Release and Optionee’s not revoking the Release as described in the Offer Letter, in the event of an Involuntary Termination, the Option shall remain exercisable for 180 days following the effective date of such Involuntary Termination.
(iii) No fraction of a Share shall be purchasable or deliverable upon exercise of the Option, but in the event any adjustment hereunder of the number of Shares shall cause such number to include a fraction of a Share, such number of Shares shall be rounded down to the nearest smaller whole number of Shares.
     (b) Method of Exercise. In order to exercise any portion of the Option which has vested, Optionee shall notify the Company in writing of the election to exercise such vested portion of the Option and the number of Shares in respect of which the Option is being exercised, by executing and delivering the Notice of Exercise of Stock Option in the form attached hereto as Exhibit A (the "Exercise Notice”). The certificate or certificates representing Shares as to which the Option has been exercised shall be registered in the name of Optionee.
     (c) Restrictions on Exercise.
(i) Optionee may exercise the Option only with respect to Shares that have vested in accordance with Section 3(a) of this Agreement.
(ii) Optionee may not exercise the Option if the issuance of the Shares upon such exercise or the method of payment of consideration for such Shares would constitute a violation of any applicable federal or state securities law or other law or regulation.
(iii) The method and manner of payment of the Exercise Price will be subject to the rules under Part 221 of Title 12 of the Code of Federal Regulations as promulgated by the Federal Reserve Board if such rules apply to the Company at the date of exercise.
(iv) As a condition to the exercise of the Option, the Company may require Optionee to make any representation or warranty to the Company at the time of exercise of the Option as in the opinion of legal counsel for the Company may be required by any applicable law or regulation, including the execution and delivery of an appropriate representation statement. Accordingly, the stock certificate(s) for the Shares issued upon exercise of the Option may bear appropriate legends restricting transfer.
(v) Optionee may only exercise the Option upon, and the obligations of the Company under this Agreement to issue Shares to Optionee upon any exercise of the Option is conditioned on, satisfaction of all federal, state, local or other withholding tax obligations associated with such exercise (whether so required to secure for the Company an otherwise available tax deduction or otherwise) (“Withholding Obligations”). The Company reserves the right to require Optionee to remit to the Company an amount sufficient to satisfy all Withholding Obligations prior to the issuance of any Shares upon any exercise of the Option. Optionee authorizes the Company to withhold in accordance with applicable law from any compensation payable to Optionee any amounts necessary to meet any Withholding Obligations.
4. Non-Transferability of Option. The Option may not be transferred in any manner other than by will or by the laws of descent and distribution. The terms of this Agreement shall bind the executors, administrators, heirs and successors of Optionee.
5. Method of Payment.
     (a) Upon exercise, Optionee shall pay the aggregate Exercise Price of the Shares purchased by any of the following methods, or a combination thereof, at the election of Optionee:
(i) by cash;
(ii) by certified or bank cashier’s check;
(iii) if shares of Common Stock are traded on an established stock market or exchange on the date of exercise, by surrender of whole shares of Common Stock having a Market Value equal to the portion of the Exercise Price to be paid by such surrender, provided that if such shares of Common Stock to be surrendered were acquired upon exercise of an Incentive Option, Optionee must have first satisfied the holding period requirements under Section 422(a)(1) of the Code; or
(iv) if shares of Common Stock are traded on an established stock market or exchange on the date of exercise, pursuant to and under the terms and conditions of any formal cashless exercise program authorized by the Company entailing the sale of the Stock subject to an Option in a brokered transaction (other than to the Company).

     (b) If Optionee shall pay all or a portion of the aggregate Exercise Price due upon an exercise of the Option by surrendering shares of Common Stock pursuant to Section 5(a)(iii), then Optionee:
(i) shall accompany the Exercise Notice with a duly endorsed blank stock power with respect to the number of shares of Common Stock to be surrendered and shall deliver the certificate(s) representing such surrendered shares to the Company at its principal offices within two business days after the date of the Exercise Notice;
(ii) authorizes and directs the Secretary of the Company to transfer so many of the shares of Common Stock represented by such certificate(s) as are necessary to pay the aggregate Exercise Price in accordance with this Agreement;
(iii) agrees that Optionee may not surrender any fractional share as payment of any portion of the Exercise Price; and
(iv) agrees that, notwithstanding any other provision in this Agreement, Optionee may only surrender shares of Common Stock owned by Optionee as of the date of the Exercise Notice in the manner and within the time periods allowed under Rule 16b-3 promulgated under the Exchange Act.
6. Adjustments to Option. Subject to any required action by the stockholders of the Company, the number of Shares covered by the Option, and the Exercise Price, shall be proportionately adjusted in accordance with and pursuant to Section 8.1 of the Plan. Such adjustments shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided in this Agreement, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares or the Exercise Price.
7. Term of Option. The Option may not be exercised more than 10 years after the Grant Date, and may be exercised during such term only in accordance with the terms of this Agreement.
8. Not Employment Contract. Nothing in this Agreement shall confer upon Optionee any right to continue in the employ of the Company or shall interfere with or restrict in any way the rights of the Company, which are hereby expressly reserved, to terminate Optionee’s Continuous Service at any time for any reason whatsoever, with or without cause, subject to the provisions of applicable law.
9. Tax Consequences Generally. Optionee acknowledges that Optionee may suffer adverse tax consequences as a result of Optionee’s exercise of the Option. Optionee acknowledges that the Company advises that Optionee consult with Optionee’s tax advisers in connection with any exercise of the Option or disposition of the Shares receivable upon exercise of the Option. Optionee agrees that Optionee is not relying on the Company for any tax advice with respect to the acceptance or exercise of the Option, the disposition of any Shares Optionee may acquire upon exercise of the Option or otherwise. Any adverse consequences incurred by an Optionee with respect to the use of shares of Common Stock to pay any part of the aggregate Exercise Price or of any tax in connection with the exercise of an Option, including, without limitation, any adverse tax consequences arising as a result of a disqualifying disposition within the meaning of Section 422 of the Code shall be the sole responsibility of Optionee.
10. Adjustments in Acquisitions.
In accordance with the provisions of Section 8.2(a) of the Plan, the Option will Accelerate in full in the event of an Acquisition constituting a Change of Control if Optionee remains employed by the Company or one of its Affiliates as of the closing date of such Acquisition, and the Option is not assumed or replaced by the successor or acquiring entity or the entity in control of such successor or acquiring entity in accordance with Section 8.2 (referred to for purposes of this section as the “Acquirer”); provided, however, that, even if the Option is assumed or replaced by the Acquirer, 50% of any unvested portion of the Option shall be deemed to have vested as of the closing date of such Acquisition and the remaining unvested portion of the Option (after taking into account the foregoing) shall vest ratably by month over the 12-month period beginning on the closing of such Acquisition, subject to Optionee’s Continuous Service. Otherwise, the Option will not Accelerate in the event of an Acquisition. In this regard, if Optionee is offered employment or some other continuing role by or on behalf of the Acquirer, including but not limited to, continuing employment with the Company, and in connection therewith, the Acquirer offers to assume or replace the Option, the Option will not Accelerate if Optionee does not accept the offer. For clarification, the Option will Accelerate in full in the event of an Acquisition constituting a Change of Control even if Optionee does not remain employed by the Company or one of its Affiliates as of the closing date of such Acquisition if Optionee is the subject of an Involuntary Termination prior to such Acquisition and such Involuntary Termination is directly connected with or the result of such Acquisition.
If, following a Change of Control in which the Option has been assumed by the successor or acquiring entity as of the closing date of such Change of Control, in the event of Optionee’s Involuntary Termination of employment within 24 months after the closing date of such Change of Control the vesting of the assumed Option shall be accelerated such that the Option will so vest as of the effective date of such Involuntary Termination with respect to all Shares that would have become vested during such 24-month period but for the Change of Control and Involuntary Termination (assuming Optionee’s Continuous Service). An “Involuntary Termination” is one that occurs by reason of dismissal for any reason other than Misconduct or of voluntary resignation following: (i) a change in position that materially reduces the level of Optionee’s responsibility, (ii) a material reduction in Optionee’s base salary, or (iii) relocation by more than 50 miles; provided that (ii) and (iii) will apply only if Optionee has not consented to the change or relocation. “Misconduct” shall mean the commission of any act of fraud, embezzlement or dishonesty by Optionee, any unauthorized use or disclosure by such person of confidential information or trade secrets of the Company (or any Parent or Subsidiary), or any other intentional misconduct by such person adversely affecting the business affairs of the Company (or any Parent or Subsidiary) in a material manner. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Company (or any Parent or Subsidiary) may consider as grounds for the dismissal or discharge of Optionee.
11. Consent of Spouse/Domestic Partner. Optionee agrees that Optionee’s spouse’s or domestic partner’s interest in the Option is subject to this Agreement and such spouse or domestic partner is irrevocably bound by the terms and conditions of this Agreement. Optionee agrees that all community property interests of Optionee and Optionee’s spouse or domestic partner in the Option, if any, shall similarly be bound by this Agreement. Optionee agrees that this Agreement is binding upon Optionee’s and Optionee’s spouse’s or domestic partner’s executors, administrators, heirs and assigns. Optionee represents and warrants to the Company that Optionee has the authority to bind Optionee’s spouse/domestic partner with respect to the Option. Optionee agrees to execute and deliver such documents as may be necessary to carry out the intent of this Section 11 and the consent of Optionee’s spouse/domestic partner.
     IN WITNESS WHEREOF, Optionee and the Company have entered into this Agreement as of the Grant Date.

ADVENTRX Pharmaceuticals, Inc.
James Merritt
By:
Name:
Title:

Exhibit A
Notice of Exercise of Stock Option
I                      (please print legibly) hereby elect to exercise the stock options(s) identified below (the “Option(s)”) granted to me by ADVENTRX Pharmaceuticals, Inc. (the “Company”) under its 2005 Equity Incentive Plan (the “Plan”) with respect to the number of shares of Common Stock of the Company set forth below (the “Shares”). I represent that each Share is fully vested and exercisable and subject to the Option(s). I acknowledge and agree that my exercise of the Option(s) is subject to the terms and conditions of the Plan and the Stock Option Agreement(s) governing the Option(s).
1.                      Shares at $                     per share (Grant date):
2.                      Shares at $                     per share (Grant date):
3.                      Shares at $                     per share (Grant date):
4.                      Shares at $                     per share (Grant date):

I choose to pay for the exercise of the above option(s) as follows (please circle applicable item numbers):
1. Cash: $
2. Check: $                     (please make checks payable to ADVENTRX Pharmaceuticals, Inc.)
3. Surrender of                      Shares:

Please deliver the stock certificate(s) representing the Shares to (please print legibly):

Name:
(please print legibly)

Signature:

Date:

Phone No:

EXHIBIT B
RELEASE
Pursuant to that certain letter agreement, dated September 7, 2006, by and between ADVENTRX Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and the undersigned (“Executive” and, together with the Company, each, a “Party” and, collectively, the “Parties”) offering employment to Executive (the “Offer Letter”) and that certain Stock Option Agreement issued in connection with the Offer Letter (the “Option Agreement”), and in consideration of and as a condition precedent to the payments and benefits provided under Section 5 of the Offer Letter and other benefits provided under Sections 5(a)(i) and 5(a)(ii) of the Option Agreement, Executive and the Company each hereby furnish the other with this Release.
Executive hereby confirms his/her obligations under the Company’s Confidential Information, Non-Solicitation and Invention Assignment Agreement.
On Executive’s own behalf and on behalf of Executive’s heirs, estate and beneficiaries, Executive hereby waives, releases, acquits and forever discharges the Company, and each of its parents, subsidiaries and affiliates, and each of their respective past or present officers, directors, agents, servants, employees, shareholders, predecessors, successors and assigns, and all persons acting by, through, under, or in concert with them, or any of them, of and from any and all suits, debts, liens, contracts, agreements, promises, claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, fixed or contingent, suspected and unsuspected, disclosed and undisclosed (“Claims”), from the beginning of time to the date hereof, including without limitation, Claims that arose as a consequence of Executive’s employment with the Company, or arising out of the termination of such employment relationship, or arising out of any act committed or omitted during or after the existence of such employment relationship, all up through and including the date on which this Release is executed, including, but not limited to, Claims which were, could have been, or could be the subject of an administrative or judicial proceeding filed by Executive or on Executive’s behalf under federal, state or local law, whether by statute, regulation, in contract or tort. This Release includes, but is not limited to: (1) Claims for intentional and negligent infliction of emotional distress; (2) tort Claims for personal injury; (3) Claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interest in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, front pay, back pay or any other form of compensation; (4) Claims for breach of contract; (5) Claims for any form of retaliation, harassment, or discrimination; (6) Claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended, the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the federal Employee Retirement Income Security Act of 1974, as amended, the federal Americans with Disabilities Act of 1990, the California Fair Employment and Housing Act, as amended, and the California Labor Code; and (7) all other Claims based on tort law, contract law, statutory law, common law, wrongful discharge, constructive discharge, fraud, defamation, emotional distress, pain and suffering, breach of the implied covenant of good faith and fair dealing, compensatory or punitive damages, interest, attorneys’ fees, and reinstatement or re-employment. If any court rules that Executive’s waiver of the right to file any administrative or judicial charges or complaints is ineffective, Executive agrees not to seek or accept any money damages or any other relief upon the filing of any such administrative or judicial charges or complaints.
The Company, for itself and each of its parents subsidiaries and affiliates and each of their respective predecessors successors and assigns over which the Company has control and the right to release Executive as set forth herein, hereby waives, releases, acquits and forever discharges

Executive and Executive’s heirs, estate and beneficiaries, and all persons acting by, through, under, or in concert with them, or any of them, of and from any and all Claims, from the beginning of time to the date hereof, including without limitation, Claims that arose as a consequence of Executive’s employment with the Company, or arising out of the termination of such employment relationship, or arising out of any act committed or omitted during or after the existence of such employment relationship, all up through and including the date on which this Release is executed, including, but not limited to, Claims which were, could have been, or could be the subject of an administrative or judicial proceeding filed by the Company or on the Company’s behalf under federal, state or local law, whether by statute, regulation, in contract or tort. This Release includes, but is not limited to: (1) Claims for intentional and negligent infliction of emotional distress; (2) tort Claims for personal injury; (3) Claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interest in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, front pay, back pay or any other form of compensation; (4) Claims for breach of contract; (5) Claims for any form of retaliation, harassment, or discrimination; (6) Claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended, the ADEA, the federal Employee Retirement Income Security Act of 1974, as amended, the federal Americans with Disabilities Act of 1990, the California Fair Employment and Housing Act, as amended, and the California Labor Code; and (7) all other Claims based on tort law, contract law, statutory law, common law, wrongful discharge, constructive discharge, fraud, defamation, emotional distress, pain and suffering, breach of the implied covenant of good faith and fair dealing, compensatory or punitive damages, interest, attorneys’ fees, and reinstatement or re-employment. If any court rules that the Company’s waiver of the right to file any administrative or judicial charges or complaints is ineffective, the Company agrees not to seek or accept any money damages or any other relief upon the filing of any such administrative or judicial charges or complaints.
The Parties acknowledge that each has read and understands Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” The Parties hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to the release by each Party of any unknown Claims either Party may have against the other Party.
Notwithstanding the foregoing, nothing in this Release shall constitute a release by Executive of any claims or damages based on any right Executive may have to enforce the Company’s executory obligations under the Offer Letter and the Stock Option Agreement, any right Executive may have to vested or earned compensation and benefits, or Executive’s eligibility for indemnification under applicable law, Company governance documents, Executive’s indemnification agreement with the Company or under any applicable insurance policy with respect to Executive’s liability as an employee or officer of the Company.
If Executive is 40 years of age or older at the time of the termination, Executive acknowledges that he/she is knowingly and voluntarily waiving and releasing any rights he/she may have under ADEA. Executive also acknowledges that the consideration given under the Offer Letter and Option Agreement for the release set forth herein is in addition to anything of value to which he/she was already entitled. Executive further acknowledges that he/she has been advised by this writing, as required by the ADEA, that: (A) his/her waiver and release do not apply to any rights or claims that may arise on or after the date he/she executes this Release; (B) Executive has the right to consult with an attorney prior to executing this Release; (C) Executive has [21]1 [45]2 days to consider this Release (although he/she may choose to voluntarily execute this Release earlier); (D) Executive has 7 days following the execution of this Release to revoke the Release; [and]1 (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the 8th day after this Release is executed by Executive, without Executive’s having given notice of revocation[; and (F) Executed has received with this Release a detailed list of job titles and ages of all employees who were terminated in the group termination of which Executive’s termination is a part and the ages of all employees of the Company in the same job classification or organizational unit who were not so terminated]2.
Each Party further acknowledges that such Party has carefully read this Release, and knows and understands its contents and its binding legal effect. Each Party acknowledges that by signing this Release, such Party does so of such Party’s own free will, and that it is such Party’s intention that such Party be legally bound by its terms.

James A. Merritt

Date:

ADVENTRX PHARMACEUTICALS, INC.

By:

Name:

Title:

Date:

[1]	Include only if an individual termination

[2]	Include only if a group termination.